Exhibit 99.1

Statements of Revenues and Direct Operating Expenses of the

Uinta Basin Assets to be Acquired

Following are the audited Statements of Revenues and Direct Operating Expenses of the Uinta Basin assets acquired from Verdun Oil Company II, LLC (“Verdun”), for the year ended December 31, 2021, and the unaudited interim Statements of Revenues and Direct Operating Expenses for the period from January 1, 2022 through March 30, 2022. Complete financial and operating information related to the Uinta Basin assets, including balance sheet and cash flow information, are not presented because the assets acquired were not accounted for as a separate subsidiary or division of Verdun and complete financial statements are not available.

INDEPENDENT AUDITOR’S REPORT

To the Members

Verdun Oil Company II, LLC

Opinion

We have audited the accompanying Statement of Revenues and Direct Operating Expenses of the Uinta Basin Assets (the “statement”) for the year ended December 31, 2021, and the related notes to the statement.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Uinta Basin Assets for the year ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Information section of our report. We are required to be independent and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Information

Management is responsible for the preparation and fair presentation of the statement in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Information

Our objectives are to obtain reasonable assurance about whether the statement is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the statement.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the statement.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

As described in Note 1, the accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the operations of the properties. Our opinion is not modified with respect to this matter.

/s/ EEPB

Houston, Texas

May 13, 2022

Statements of Revenues and Direct Operating Expenses of the

Uinta Basin Assets (as described in Note 1)

	Period from January 1, 2022 through March 30, 2022	Year Ended December 31, 2021
	(Unaudited)	(Audited)
	(in thousands)
Revenues
Oil	$132,160	$292,034
Natural Gas	15,664	37,925

Total Revenues	147,824	329,959

Direct Operating Expenses
Lease Operating Expenses	8,623	29,965
Production Taxes	8,784	18,491

Total Direct Operating Expenses	17,407	48,456

Revenues in excess of direct operating expenses	$130,417	$281,503

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

Notes to Statements of Revenues and Direct Operating Expenses of the

Uinta Basin Assets (as described in Note 1)

(1) — Basis of Presentation

On March 30, 2022 (the “Closing Date”), Crescent Energy Company (NYSE: CRGY) (the “Company”) consummated the acquisition contemplated by the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated February 15, 2022, by and among a subsidiary of Crescent, Crescent Energy OpCo LLC, a Delaware limited liability company (“Opco”), and Verdun Oil Company II LLC, a Delaware limited liability company (“Verdun”), pursuant to which Crescent agreed to purchase from Verdun all of the issued and outstanding membership interests of Javelin Uinta, LLC, a Texas limited liability company and wholly-owned subsidiary of Verdun that holds certain exploration and production assets located in the State of Utah (the “Uinta Basin Assets”). Verdun had acquired the Uinta Basin Assets pursuant to a membership interest purchase agreement with EPE Acquisition, LLC, (“EPE”) which also closed on March 30, 2022.

The accompanying statements include revenues from crude oil and natural gas production and direct operating expenses associated with the Uinta Basin Assets. The accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain indirect expenses that were incurred in connection with the ownership and operation of the Uinta Basin Assets including, but not limited to, general and administrative expenses, interest expense and federal and state income tax expenses. These costs were not separately allocated to the Uinta Basin Assets in the accounting records of EPE or Verdun. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Uinta Basin Assets had it been a Crescent property due to the differing size, structure, operations and accounting policies of EPE, Verdun and Crescent. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs that Crescent will incur upon the allocation of the purchase price paid for the Uinta Basin Assets. Furthermore, no balance sheet has been presented for the Uinta Basin Assets because the acquired properties were not accounted for as a separate subsidiary or division of EPE or Verdun and complete financial statements are not available, nor has information about the Uinta Basin Asset’s operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statements of Revenues and Direct Operating Expenses of the Uinta Basin Assets are presented in lieu of the full financial statements that would otherwise have been required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

These Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the Uinta Basin Assets on a go forward basis.

(2) — Summary of Significant Accounting Policies

Use of Estimates — The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of EPE. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements of Revenues and Direct Operating Expenses. Actual results could be different from those estimates.

Revenue Recognition — Our revenues are generated primarily through the physical sale of crude oil and natural gas to third party customers at spot or market prices under both short and long-term contracts. We recognize revenue upon satisfaction of our contractual performance obligations requiring us to deliver crude oil and natural gas to a delivery point. Our performance obligation is satisfied upon transfer of control of the commodity to the customer. Transfer of control varies depending on the product and delivery method, but typically occurs when delivery and passage of title and risk of loss have occurred at a pipeline or gathering line delivery point interconnect when delivered via pipeline or at the wellhead or tank battery to purchasers who transport the oil via truck. Realized prices for each barrel of oil or MMcf of natural gas are based upon index prices or refiners’ posted prices at various delivery points. Realized transaction prices received are generally less than the stated index prices as a result of contractual deductions, differentials from the index to the delivery point, adjustments for time, and/or discounts for quality or grade.

Revenue is recorded net of any royalty interest or other profit interest in the produced product. Revenues related to products delivered, but not yet billed are estimated each month. These estimates are based on contract data, commodity price and preliminary throughput and allocation measurements. When actual sales volumes exceed our entitled share of sales volumes, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds our share of the remaining estimated proved natural gas reserves for a given property, we record a liability.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of chemical treating, repairs and maintenance, equipment rental, saltwater disposal and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

(3) — Contingencies

Pursuant to the terms of the Crescent MIPA, certain liabilities arising in connection with ownership of the Uinta Basin Assets prior to the effective date are retained by Verdun. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the combined statements of revenues and direct operating expenses.

(4) — Subsequent Events

Management has evaluated subsequent events through May 13, 2022, the date the Statements of Revenues and Direct Operating Expenses were available to be issued and has concluded no events need to be reported during this period.

Supplementary Oil and Gas Disclosures (Unaudited)

Supplemental reserve information

The following tables summarize the net ownership interest in the proved crude oil and natural gas reserves, the standardized measure and changes in the standardized measure of discounted future net cash flows of the Uinta Basin Assets and are based on estimates of proved reserves derived from the reserve reports prepared by independent third-party reserve engineers as of December 31, 2021. The standardized measure and changes in the standardized measure presented here exclude income taxes as the tax basis of the Uinta Basin Assets is not applicable on a going forward basis. The proved oil and gas reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC

Estimated quantities of crude oil and natural gas reserves

The following table sets forth certain data pertaining to the Uinta Basin Asset’s proved, proved developed and proved undeveloped reserves for the year ended December 31, 2021.

	Oil	Gas	Total
	(MBbl)	(MMCF)	(MBOE)
2021
Proved Reserves
Beginning balance	24,785	64,985	35,615
Revision of previous estimates	5,737	30,165	10,765
Extensions, discoveries and other additions	17,394	59,517	27,314
Improved recovery	—	—	—
Purchase of reserves in-place	—	—	—
Sale of reserves in-place	—	—	—
Production	(4,992)	(15,338)	(7,548)

Ending balance	42,924	139,329	66,146

Proved Developed Reserves, December 31	24,871	92,094	40,220

Proved Undeveloped Reserves, December 31	18,053	47,235	25,926

Standardized Measure of Discounted Future Net Cash Flows

The Standardized Measure of Discounted Future Net Cash Flows (excluding income tax expense) relating to proved crude oil and gas reserves is presented below:

Year Ended December 31, 2021
(Unaudited)
(In thousands)
Future cash inflows	$2,707,561
Future production costs	(620,982)
Future development costs	(562,182)

Future net cash flows	1,524,397
Less 10% annual discount to reflect timing of cash flows	(470,276)

Standard measure of discounted future net cash flows	$1,054,121

The Standardized Measure of Discounted Future Net Cash Flows (discounted at 10%) from production of proved reserves was developed as follows:

1.	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.

In accordance with SEC guidelines, the engineers’ estimates of future net revenues from proved properties and the present value thereof for 2021 and subsequent periods are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. These prices are held constant throughout the life of the properties, except where such guidelines permit alternate treatment. The realized sales prices used in the reserve report were $56.30 per barrel of crude oil and $2.09 per MCF of natural gas.

3.

The future gross revenue streams were reduced by estimated future operating costs and future development and abandonment costs, all of which were based on current costs in effect at December 31, 2021 and held constant throughout the life of the properties.

As described in Note 1, these Statements of Revenue and Direct Operating Expenses do not include income tax expense therefore income tax estimates were omitted from the Standardized Measure of Discounted Future Net Cash Flows calculation.

The principal sources of changes in the Standardized Measure of Discounted Future Net Cash Flows for the year ended December 31, 2021, are as follows:

Year Ended December 31, 2021
(Unaudited)
(In thousands)
Standardized measure — beginning of period	$192,031
Revisions to reserves proved in prior periods:
Net change in sales prices and production costs related to future production	397,038
Net change in estimated future development costs	(1,740)
Net change due to revisions in quantity estimates	210,529
Accretion of discount	19,203
Changes in production rates (timing) and other	34,487
Net change due to extensions and discoveries, net of estimated future development and production costs	460,629
Sales of oil and gas produced, net of production costs	(281,503)
Previously estimated development costs incurred	23,447

Standardized measure — end of period	$1,054,121